Exhibit 99.1

NEWS RELEASE

Financial Contact:  Jeff Galow, 713/877-5327

Media Contact:  Valerie Calvert, 713/877-5305

Quanex Announces Fiscal Second Quarter 2003 Results

Best-Ever Second Quarter Sales From Continuing Operations

Company Buys Back 221,100 Common Shares

Houston, Texas, May 29, 2003 – Quanex Corporation (NYSE:NX) announced fiscal second quarter results for the period ending April 30, 2003.  Net sales were a record for the quarter at $254.6 million, 2% higher than a year ago and primarily attributable to slightly higher volumes and moderate price increases at MACSTEEL and Nichols Aluminum.  Income from continuing operations was down 12% to $9.4 million compared to last year’s record second quarter and resulted from decreased margins and profits in Quanex's non-core businesses.  The Company commented that MACSTEEL reported good results for the quarter, but that demand was much softer than expected at its Engineered Products business due to a harsh winter season, which slowed its customers’ activities in key market regions.  Diluted earnings per share for the quarter were $.58.  Income from continuing operations for the first six months of 2003 was $16.1 million, equal to the record set a year ago.

Net sales for the fiscal 2002 second quarter were $249.5 million.  Net income and diluted earnings per share a year ago were $10.6 million and $.70, respectively.

Highlights

Regarding the Company’s results, Raymond A. Jean, chairman and chief executive officer stated, “Second quarter results fell short of our expectations, and while we had a good quarter at MACSTEEL, severe winter weather in the Northeast and Midwest slowed construction activity and significantly impacted our door and window customers.  Normally, we are ramping up our Engineered Products business early in the second quarter, but this year the spring thaw came much later and stronger order rates did not kick-in until recently.”

“During the quarter, we also experienced production and quality problems at our Nichols Aluminum Alabama facility associated with the upgrade of our coating system, where painted coil was produced and shipped that did not fully meet our high quality standards,” continued Jean.  “Fortunately, production issues were resolved during the second quarter, painted coil demand is good and we expect painted sales for the third quarter at Alabama to exceed year ago levels.”

“During the quarter, we purchased 221,100 shares of our outstanding common stock.  With our positive long term outlook for our core businesses, look for us to continue buying back shares at today’s prices,” said Jean.

Quarterly Financials  ($ in millions, except per share data)

	2nd qtr 2003	2nd qtr 2002
Net Sales	$254.6	$249.5
Operating Income	14.9	20.0
Net Income	9.4	10.6
EPS: Basic	$.58	$.77
EPS: Diluted	$.58	$.70

Segment Commentary

VEHICULAR PRODUCTS  ($ in millions)

	2nd qtr 2003	2nd qtr 2002
Net sales:	$118.0	$117.6
Operating income:	14.3	16.4

The Vehicular Products segment includes MACSTEEL, Piper Impact and Temroc Metals.  The segment’s main driver is North American light vehicle builds.

“Despite the fact that North American builds were down 4% for the fiscal second quarter versus a year ago, MACSTEEL experienced a good quarter with higher sales and operating income, clearly outperforming their market.  Both sales and income were up over last year while operating margins remained the same.  Solid operating performance, a richer mix and some price relief enabled MACSTEEL to overcome significant year-over-year scrap and energy cost increases.  Toward the end of the second quarter, MACSTEEL’s backlog dropped and we entered the third quarter with softer releases compared to last quarter and a year ago, consistent with reductions in the OEMs’ recent build rates.  Nevertheless, Phase VI, our value-added MACPLUS program, is essentially sold out and management is exploring opportunities to incrementally increase capacity,” Jean said.

“Offsetting MACSTEEL’s earnings improvement, were operating losses at both Piper Impact and Temroc.  Piper results were negatively affected from the demand erosion of its aluminum airbag components.  The business, while posting a loss for the quarter, did report improved results over the prior two quarters, even with lower sales.  Piper has made good progress in lowering the breakeven point over the last 12 months.  While sales will be down significantly from 2002, Piper is on track to add about $10 million of new programs on an annualized basis.  We also look forward to other programs now in the pipeline to begin kicking in later this year,” said Jean.

BUILDING PRODUCTS  ($ in millions)

	2nd qtr 2003	2nd qtr 2002
Net sales:	$136.6	$131.9
Operating income:	4.2	7.6

The Building Products segment includes Engineered Products and Nichols Aluminum.  The main drivers of the segment are residential housing starts and remodeling expenditures.

“Engineered Products results for the quarter were well below our expectations.  Many of our larger door and window customers have strong positions in the Midwest and Northeast markets which were severely impacted by a long, wet and cold winter season.  Our customers simply couldn’t get any traction during this period, and in fact, business conditions remained slow until recently,” said Jean.

“Nichols Aluminum results for the quarter had the benefit of strong volume, higher selling prices and improved spread versus a year ago, which was more than offset by the poor operating performance at the Alabama (NAA) finishing facility, which in turn negatively impacted margins for the Building Products segment.  A capital project of about $2 million was approved last year to allow NAA to ramp up the capacity of its existing paint line.  However, due to a number of unexpected problems, low quality painted coil was produced and shipped.  During the second quarter, management changes were made, quality was restored, and we are currently working closely with customers sorting out remaining issues.  We do not expect these production issues at NAA to impact third quarter results in a material way,” continued Jean.

Outlook

The Company’s two target markets are vehicular products and building products.  North American light vehicle builds year-to-date are below year-ago levels, and the OEMs’ calendar second quarter build rates are now projected to be 10% below last year.  As a result, for the third quarter, the Company expects MACSTEEL to report slightly lower results compared to a year ago.  Share gains, higher prices and scrap surcharges will be a plus in the third quarter compared to last year, but will be offset by lower volume and higher scrap costs.  Demand is projected to rebound slightly later in the quarter.

Within the Building Products segment, the Company now expects Nichols to post flat sales and lower operating earnings for the third quarter.  Rising scrap prices, with little change in mill finish selling prices, will negatively impact their results.  Business activity at Engineered Products has returned to the healthy levels expected for this time of year and management anticipates third quarter results to be in line with a year ago.  New housing starts for 2003 are expected to be down about 5% from last year while remodeling expenditures are expected to be in line with 2002.

Because of the current uncertainty in the economy, near term results cannot be easily forecasted.  At this point, it is difficult to predict what North American light vehicle build rates will be for the remainder of 2003.  In addition, the Company also experienced further tightening in spread due to tight scrap supplies, particularly for its aluminum scrap.  Based on the factors discussed above, a broader earnings range is prudent.  Therefore, the Company now expects its third quarter diluted earnings per share to be in the range of $.65 to $.80.  For fiscal 2003, the Company now expects diluted earnings per share to be in the range of $2.65 to $2.90.

Other

The Company continues to account for stock options using the current transition provisions of SFAS No. 123.  Accordingly, Quanex does not reflect the option expense in its income statement or diluted earnings per share.  However, the Company does disclose the impact on net income and diluted earnings per share in the footnotes to its financial statements.  Expensing stock options would have reduced net income by about $378,000 and $325,000 for the second quarter of 2003 and 2002 respectively, and would have reduced diluted earnings per share by $.02 for both periods.

In December, 2002, the Company’s Board of Directors approved a program to purchase up to one million shares (6%) of its outstanding common stock.  During the second quarter, the Company purchased 221,100 shares at an average price of $30.72, and year-to-date, the Company has purchased 438,600 shares at an average price of $30.76.

Dividend Declared

The Board of Directors declared a quarterly cash dividend of $.17 per share on the Company’s common stock, payable June 30, 2003 to shareholders of record on June 16, 2003.

Corporate Profile

Quanex is an industry-leading manufacturer of engineered materials and components for the vehicular products and building products markets.

Financial Statistics as of 04/30/03

Book value per common share: $26.25; Total debt to capitalization: 16.33%; Return on invested capital: 12.25%; Return on common equity: 14.01%; Actual number of common shares outstanding: 16,031,494

Definitions

Book value per common share – calculated as total stockholders’ equity as of balance sheet date divided by actual number of common shares outstanding;

Total debt to capitalization – calculated as the sum of both the current and long term portion of debt, as of balance sheet date, divided by the sum of both the current and long term portion of debt plus total stockholders’ equity as of balance sheet date;

Return on invested capital – calculated as the total of the prior 12 months net income plus prior 12 months after-tax interest expense and capitalized interest, the sum of which is divided by the trailing 5 quarters average total debt (current and long term) and total stockholders’ equity;

Return on common equity – calculated as the prior 12 months net income, divided by the trailing 5 quarters average common stockholders’ equity

Statements that use the words “expect,” “should,” “will,” “might,” or similar words reflecting future expectations or beliefs are forward-looking statements.  The statements found above and below are based on current expectations.  Actual results or events may differ materially from this release.  Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials.  For a more complete discussion of factors that may affect the Company’s future performance, please refer to the Company’s most recent 10-K filing (December 20, 2002) under the Securities Exchange Act of 1934, in particular the sections titled, “Private Securities Litigation Reform Act” contained therein.

For further information visit the Company website at www.quanex.com.

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QUANEX CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

Three months ended April 30,			Six months ended April 30,
2003	2002		2003	2002

$254,610	$249,500	Net sales	$484,119	$453,743

213,368	204,371	Cost of sales	407,493	375,413
14,340	13,697	Selling, general and administrative expense	27,595	25,861
12,027	11,399	Depreciation and amortization	24,041	22,592

14,875	20,033	Operating income	24,990	29,877

(596)	(4,668)	Interest expense	(1,571)	(8,109)
—	803	Capitalized interest	—	1,533
353	446	Other, net	1,812	1,844
14,632	16,614	Income before income taxes	25,231	25,145

(5,267)	(5,982)	Income tax expense	(9,083)	(9,053)

$9,365	$10,632	Net income	$16,148	$16,092

		Weighted average common shares outstanding:

16,064	13,881	Basic	16,238	13,665
16,286	16,107	Diluted	16,470	15,848

		Earnings per common share:

$0.58	$0.77	Basic	$0.99	$1.18

$0.58	$0.70	Diluted	$0.98	$1.10

$0.17	$0.16	Cash dividends per share	$0.34	$0.32

QUANEX CORPORATION INDUSTRY SEGMENT INFORMATION

(In thousands)

(Unaudited)

Three months ended April 30,			Six months ended April 30,
2003	2002		2003	2002

		Vehicular Products:

$118,018	$117,640	Net sales	$226,950	$220,073

$14,336	$16,356	Operating income	$24,223	$27,098

		Building Products:

$136,592	$131,860	Net sales	$257,169	$233,670

$4,218	$7,643	Operating income	$8,385	$10,017

		Corporate and Other:

$—	$—	Intercompany sales elimination	$—	$—

$(3,679)	$(3,966)	Corporate charges	$(7,618)	$(7,238)

		Total:

$254,610	$249,500	Net sales	$484,119	$453,743

$14,875	$20,033	Operating income	$24,990	$29,877

QUANEX CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

April 30,			October 31,
2003	2002		2002	2001
		Assets

$806	$3,898	Cash and equivalents	$18,283	$29,573

125,917	113,290	Accounts and notes receivable, net	116,122	109,706

105,991	87,394	Inventories	90,756	83,109

12,398	14,636	Other current assets	10,640	14,490

245,112	219,218	Total current assets	235,801	236,878

343,980	360,019	Property, plant and equipment, net	353,132	357,635

66,436	66,726	Goodwill, net	66,436	59,226

34,926	47,228	Other assets	33,771	43,892

$690,454	$693,191	Total assets	$689,140	$697,631

		Liabilities and stockholders’ equity

$83,763	$87,051	Accounts payable	$76,588	$76,831

38,800	49,735	Accrued expenses	48,973	50,659

1,311	2,686	Income taxes payable	4,839	1,087

1,375	4,035	Other current liabilities	3,970	5,593

424	434	Current portion of long-term debt	434	420

125,673	143,941	Total current liabilities	134,804	134,590

81,694	171,037	Long-term debt	75,131	219,608

7,048	6,434	Deferred pension credits	4,960	7,962

8,182	7,811	Deferred postretirement welfare benefits	7,928	7,777

33,064	31,761	Deferred income taxes	29,210	29,282

13,997	17,277	Other liabilities	15,712	18,435

269,658	378,261	Total liabilities	267,745	417,654

420,796	314,930	Total stockholders’ equity	421,395	279,977

$690,454	$693,191	Total liabilities and stockholders’ equity	$689,140	$697,631

QUANEX CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOW

(In thousands)

(Unaudited)

Three months ended April 30,			Six months ended April 30,
2003	2002		2003	2002
		Operating activities:

$9,365	$10,632	Net income	$16,148	$16,092

(405)	—	Gain on sale of Piper Utah property	(405)	—

12,114	11,486	Depreciation and amortization	24,221	22,765

2,601	1,071	Deferred income taxes	3,855	2,480

4,902	59	Deferred pension and postretirement benefits	2,342	(1,494)

28,577	23,248		46,161	39,843

(22,207)	(20,414)	Increase in accounts and notes receivable	(9,795)	(1,715)

(5,194)	564	Decrease (Increase) in inventory	(15,235)	(1,887)

4,544	21,411	Increase in accounts payable	7,175	9,556

(712)	5,139	Increase (Decrease) in accrued expenses	(10,173)	(1,922)

(5,869)	161	Increase (Decrease) in income taxes payable	(3,528)	1,599

(1,315)	2,473	Other, net	(4,791)	(424)

(2,176)	32,582	Cash provided (used) by operating activities	9,814	45,050

		Investment activities:

—	(17,365)	Acquisition of Colonial Craft, net of cash acquired	—	(17,365)

2,832	—	Proceeds from sale of Piper Utah property	2,832	—

(6,292)	(8,819)	Capital expenditures, net of retirements	(14,812)	(20,109)

(1,857)	(171)	Cash used by other investment activities	(3,004)	(646)

(5,317)	(26,355)	Cash used by investment activities	(14,984)	(38,120)

		Financing activities:

11,700	(35,000)	Bank borrowings (repayments), net	6,700	(40,000)

—	(7,029)	Prepayment of note payable	—	(7,029)

(6,804)	—	Purchases of Quanex common stock	(13,515)	—

(2,741)	(2,253)	Common dividends paid	(5,379)	(4,412)

764	18,093	Issuance of common stock, net	1,574	20,453

(45)	(1,318)	Cash used by other financing activities	(1,687)	(1,617)

2,874	(27,507)	Cash provided (used) by financing activities	(12,307)	(32,605)

(4,619)	(21,280)	Decrease in cash	(17,477)	(25,675)

5,425	25,178	Beginning of period cash and equivalents	18,283	29,573

$806	$3,898	End of period cash and equivalents	$806	$3,898